                                                                    EXHIBIT 10.1

                            MERCURY INSURANCE GROUP

                               PRODUCERS CONTRACT

The undersigned producer and company(s), hereinafter called Producer and Company, agree that these provisions apply to the signatory company(s), and the producer:

1.   Producer as designated in this agreement shall mean broker.

2. The territory within which the Producer may act shall be the State of California.

3. This contract shall become effective on the day it is signed by an officer the Company.

4. The Producer has authority to solicit applications for insurance for such classes of risks as the Company may authorize to collect, receive, and receipt for premiums on insurance tendered by the Producer to and accepted by the Company; and to receive commission on paid premiums as full compensation on business placed with the Company as stated in the attached commission schedules.

5. The Producer shall promptly forward applications and required premiums to the Company and may bind insurance in accordance with the Producer's Manual.

6. The Producer shall refund ratably to the Company, on business, heretofore or hereafter written, commissions on canceled insurance and on reduction in premiums at the same rate at which such commissions were originally paid.

7. If premiums are to be billed by the Producer, the Company will bill the Producer monthly. The balance therein shown to be due to the Company shall be paid within 15 days after the billing date, otherwise such policies shall be subject to cancellation 10 days thereafter. The Producer shall be responsible for and agrees to pay to the Company all premiums on policies written with the Company whether collected by the Producer or not.
     Premiums billed by the Company, direct to the Insured, shall be the responsibility of the Company. The producer is authorized to deposit in a Federally Insured savings account, term deposit account or time certificate of deposit (of any combination thereof) any part or all of the premium funds collected by the agent an behalf of the Company, and is entitled to retain any Interest which accrues on sold premium funds.

8. Commissions Statements for direct bill policies shall be rendered monthly, and any balance due the Company shall be paid within 15 days after the statement is mailed. Any balance due the Producer may be offset by any other amounts due the Company by the Producer.

9. The Producer has no authority to make, alter, vary, or discharge any policy contract to extend the time for payment of premiums except as authorized in writing by the Company to waive or extend any policy obligation or condition; to incur any liability in behalf of the Company, or to engage in advertisement respecting the Company without the prior written consent of the Company.

10.  The Company shall not be responsible for any producer expenses.

11. Any Company supplies furnished to the Producer by the Company shall remain the property of the Company and shall be returned to the Company or its representative promptly upon demand.

12. In the event of termination of this contract, provided the Producer shall pay amounts due the Company within thirty days of the billing date, the Producer's records, use and control of expirations shall remain his property and be left in his absolute possession. If the Producer does not pay the statements as provided above, title to the records and expirations shall transfer to the Company for its exclusive use and control. If premiums due the Company are disputed, the Producer shall nominate a national accounting firm to render an Independent accounting. The nomination must be made in writing within ten days after receipt of the monthly statement. If demand for an accounting is not made within ten days, future agreement to Independent accounting will be at the option of the Company. Premiums found due shall be paid within ten days of the date the accounting firm renders its opinion. Expenses of the Independent accounting will be shared equally by both parties.

13. This contract supersedes all previous contracts or agreements whether oral or written between the Company and the Producer and shall remain in effect until terminated by either party at any time upon written notice to the other.

14. The Producer shall not appoint sub agents to represent the Company without the written consent of the Company. The Producer is not to accept business for the Company from any other agent or broker.

15. The Producer will not transfer ownership of the policies written the Company, or allow another producer or broker to renew or service the policies without the prior written approval of the Company unless this contract has been terminated and all amounts due the Company have been paid.

16. If the Producer is a corporation, it is agreed that ownership of any stock may not be sold, transferred or additional stock issued without consent of the Company. This provision shall not apply if the Producer is a publicly held corporation under the Security Exchange Act of 1934.

17. It is agreed that the Producer shall not submit broker of record letters on existing Mercury polices or rewrite Mercury policies written through other producers of the company without the prior consent of the Company until the producer has written at least $500,000 in premiums with the Company.

18. The Company will allow the Producer an additional contingent commission on the Net Result of business produced by the Producer for the Company on the basis hereinafter set forth for each calendar year. The rate of said contingent commission to be as follows:

                  RATE                             NET EARNED PREMIUM
                                                       OF AT LEAST:

                  15%                                   $ 50,000
                  20%                                    100,000
                  25%                                    150,000
                  30%                                    200,000


The net result shall be computed as follows:

                                     INCOME
     Net premium earned shall be gross premiums earned net of reinsurance cost to the Company, assessments for guarantee funds and loading for assigned risk plans, reinsurance facilities and joint underwriting authorities.

                                     OUTGO

     A flat deduction of 30% of net earned premiums.

     A deduction equal to the average commission rate paid the producer on premiums earned during the calendar year.

     Net Losses incurred shall be gross losses incurred less reinsurance recovered or recoverable.

     Deficit, if any, from previous year's contingent account. (Deficit of any individual year to be carried forward one year only.)

     The difference between the Income and Outgo shall constitute the Net Result, and contingent commission thereon at the rate as set out above will be paid to the Producer, but not before August 31st following the end of the contingent year.

     The net results referred to above shall include premiums and losses resulting from all forms of Insurance written by the Producer for the Company.

     It is a condition of this agreement remittances for all items and balances shall reach the Company within a period of time in accordance with the conditions and provisions in the Producer Contract. Otherwise, no contingent commission shall be payable.

     If the Producer Contract is terminated by either the Company or the Producer, no contingent Commission shall be payable on business produced in the year in which termination occurs. This applies even if the business is transferred to another Producer of the Company.

19. The Producer agrees to reimburse the Company for any expense, attorney's fees, loss or damage sustained by the Company by reason of the Producer's violation of, or failure to conform to any of the provisions of this agreement.

IN WITNESS WHEREOF, the Company has caused this contract to be signed at the Home Office and the Producer has subscribed his name hereto this __________ day of _______________________.

By____________________________________      Title_____________________________
   MERCURY CASUALTY COMPANY
   MERCURY INSURANCE COMPANY
   CALIFORNIA AUTOMOBILE INSURANCE
   COMPANY


Producer______________________________      Title_____________________________

                              COMMISSION SCHEDULE

The Producer is authorized to represent the Companies below for the classes of risks indicated and receive commissions at the rate shown, except for commission rates on certain classes of risks designated in the producers manual.

PERSONAL LINES

  Automobile:  Mercury Casualty Company .......................................

               Mercury Insurance Company & California Automobile Insurance
               Company.........................................................

  Personal Protection Package (Automobile, Homeowners and Umbrella)............

  Personal Umbrella Policy.....................................................

  Homeowners...................................................................

  Dwelling Fire................................................................

COMMERCIAL LINES

  Automobile...................................................................


Commission rates for Mercury Insurance Company, Mercury Casualty Company, California Automobile Insurance Company, Personal Lines Automobile and Personal Protection Package policies are subject to the following adjustments:

1. The rate of commission shown in the commission schedule shall be the base commission rate. The maximum rate of commission payable shall be 20%.

2. The commission rate from the effective date of this agreement to the second June 30th following the first accounting period will be the base commission rate. The commission rate will be subject to modification for policies effective each twelve month period thereafter. The commission rate in effect during the previous twelve months may be increased or decreased by 1% of the premium.

3. The first accounting period for Mercury Insurance Company, California Automobile Insurance Company and Mercury Casualty Company private passenger auto policies, shall be the three year period ending December 31, in the year the producer has had a contract in effect with the company either as an agent and or broker for three or more years. Otherwise, the first accounting period begins with the effective date of this agreement and ends December 31st in the year this agreement has been in effect for three years.

4. The first Accounting Period for Personal Protection Package policies shall be the period beginning with the effective date of this agreement and ending December 3lst of the year in which it has been in effect for one year. The second Accounting Period shall be the period beginning with the effective date of this agreement and ending December 31st of the year in which it has been in effect for two years.

5. Subsequent accounting periods shall be successive three year periods ending twelve months following the previous accounting period,

6. Loss ratio means net losses incurred during the accounting period (developed for fifteen months following the accounting period) divided by net premiums earned during the accounting period. For Mercury Insurance Company and California Automobile Insurance Company the net earned premium and net incurred losses shall be combined and the commission rate adjusted together. The loss ratio for Mercury Casualty Company and the Personal Protection Package shall be calculated separately and the commission rates adjusted separately.

7. For private, passenger automobile net earned premiums and net incurred losses for Bodily Injury, Property Damage, Uninsured Motorist and Medical Payments Coverages shall be calculated by the Company based upon a net retention of $25,000 per occurrence. For Personal Protection Package the net earned premiums and net incurred losses for all coverages shall be calculated by the Company based upon a net retention of $25,000 per occurrence for all coverages. All earned premiums and incurred losses shall be net of reinsurance costs and recoveries, assessments for guarantee funds and loading for assigned risk plans reinsurance facilities and joint underwriting authorities.

8. The commission rate for Personal Protection Package and Mercury Casualty Company private passenger auto policies will be increased when the loss ratio for the latest accounting period is 55% or less, and decreased when the loss ratio is 60% or more.

9. The commission rate for Mercury Insurance Company and California Automobile Insurance Company will be increased when the loss ratio for the latest accounting period is 60% or less, and decreased when the loss ratio for the latest accounting period is 65% or more.

10. Any other change in commission rates are by mutual agreement between the Producer and Company.



Executed this         day of              At    Los Angeles, California
             ---------      -------------       -----------------------



By____________________________________    Title_________________________
  Mercury Casualty Company
  Mercury Insurance Company
  California Automobile Insurance Company



Producer______________________________    Title_________________________